Exhibit 7.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the shares of common stock, par value $0.0001 per share, of Victory Commercial Management, Inc. shall be filed on behalf of the undersigned.

February 27, 2019

Victory Commercial International Ltd.

By:	/s/ Alex Brown
Name:	Alex Brown
Title:	Sole Stockholder

Skyview Holdings LLC

By:	/s/ Alex Brown
Name:	Alex Brown
Title:	On behalf of Victory Commercial International Ltd., the sole member of Skyview Holdings LLC

By:	/s/ Alex Brown
Name:	Alex Brown